As filed with the Securities and Exchange Commission on July 23, 2026

Registration No. 333-214509

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

post-effective Amendment No. 1

To

FORM S-3

REGISTRATION STATEMENT NO. 333-214509

UNDER

THE SECURITIES ACT OF 1933

Expro Group Holdings N.V.

(Expro Ltd, as successor by merger to Expro Group Holdings N.V.)

(Exact name of registrant as specified in its charter)

The Netherlands	98-1107145
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1311 Broadfield Blvd., Suite 400

Houston, Texas 77084

(Address of Principal Executive Offices Including Zip Code)

John McAlister

General Counsel

1311 Broadfield Blvd., Suite 400

Houston, Texas 77084

(713) 463-9776

(Name, address and telephone number of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Expro Ltd, an exempted company incorporated under the laws of the Cayman Islands (“Expro Ltd”), as successor by merger to Expro Group Holdings N.V., a public limited liability company previously organized under the laws of the Netherlands (“Expro N.V.”), is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (Registration Statement No. 333-214509) (the “Registration Statement”), which was initially filed with the Securities and Exchange Commission on November 8, 2016 to register the offer and sale of 12,804,233 shares of common stock of Frank’s International N.V., the predecessor to Expro N.V., by certain selling shareholders named therein.

On July 13, 2026, Expro N.V. completed its previously announced redomiciliation transaction (the “Redomiciliation”) pursuant to which (a) Expro N.V. merged with and into Expro Luxembourg S.A., a public limited liability company incorporated under the laws of Luxembourg (“Expro Luxembourg”), with Expro Luxembourg surviving (the “Luxembourg Merger”), and (b) following completion of the Luxembourg Merger, Expro Luxembourg merged with and into Expro Ltd, with Expro Ltd continuing as the surviving company (together with the Luxembourg Merger, the “Mergers”). In the Mergers, each share of common stock, nominal value €0.06 per share, of Expro N.V. (“Expro N.V. Common Shares”) issued and outstanding immediately prior to the Mergers was automatically canceled and ultimately exchanged for one ordinary share, par value $0.0001 per share, of Expro Ltd (“Expro Ltd Ordinary Shares”), and, as a result, the former shareholders of Expro N.V. automatically became shareholders of Expro Ltd, holding the same number and percentage of Expro Ltd Ordinary Shares as they held of Expro N.V. Common Shares immediately prior to the Mergers. Expro Ltd replaced Expro N.V. as the publicly held company traded on the New York Stock Exchange.

As a result of the completion of the Redomiciliation, this Amendment is being filed by Expro Ltd, as successor by merger to Expro N.V., to withdraw and remove from registration all of the securities that remain unsold under the Registration Statement. In accordance with an undertaking made by Expro N.V. in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Expro Ltd, as successor by merger to Expro N.V., hereby removes from registration any and all of the securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, Expro Ltd, as successor by merger to Expro Group Holdings N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 23, 2026.

EXPRO LTD as successor by merger to Expro Group Holdings N.V.

By:	/s/ John McAlister
Name:	John McAlister
Title:	General Counsel

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.